EXHIBIT 10.6

AMENDEMENT NO. 3, dated as of October 1, 2004, between 504 Carnegie Associates, a New Jersey general partnership, as successor-in-interest to 504 Carnegie Associates Limited Partnership, a New Jersey limited partnership, with offices c/o Boston Properties, 302 Carnegie Center, Princeton, New Jersey 08540 (the “Landlord”), and Pharmanet, Inc., a Delaware corporation, with its principal office at 504 Carnegie Center, Princeton, New Jersey 08540 (“Tenant”), to the LEASE AND LEASE AGREEMENT, dated as of March 4, 1999, between 504 Carnegie Associates Limited Partnership, a New Jersey limited partnership, and Pharmanet, Inc., a Delaware corporation (the “Original Lease”), as previously amended by Amendment No. 1, dated as of May 10, 1999 (the “First Amendment) and Amendment No. 2, dated as of March 39, 2001 (the “Second Amendment”).  The Original Lease, as previously amended by the First Amendment and the Second Amendment is hereinafter referred to as the “Lease”.

Background.  The Tenant desires to install and operate a generator serving the Premises utilizing the Common Facilities.  The Landlord is amenable.  The purpose of this Amendment is to set forth the terms and conditions of the foregoing.

1  Certain terms and phrases (generally those whose first letters are capitalized) that are defined in the Lease shall retain their definitions set forth in the Lease, except to the extent they may be deleted or modified in this Amendment.

2  The Landlord and the Tenant hereby amend the Lease, subject to all the terms and conditions set forth below, as follows:

2.1  The Lease is hereby amended by adding thereto new section 49, as follows:

“49.  Generator Equipment.

49.1  If, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the Landlord hereby grants to the Tenant a non-exclusive license (the “License”):

49.1.1 during the term, at its sole cost and expense, to install, maintain and replace a single emergency electrical generator and associated equipment (the “Generator Equipment”) utilizing the Common Facilities, including an area located on the Property outside of the Building, the utility rooms and areas above the ceilings of the Premises, at such locations to be approved by Landlord in its sole discretion (the “Licensed Areas”) in accordance with plans to be submitted by the Tenant to the Landlord regarding the installation (or, when applicable, the replacement) of the Generator Equipment, which shall include Generator Equipment specifications, the location of the Generator Equipment, an electrical/cabling routing diagram, a diagram of the means of support for the unit to be placed on the grounds of the Property outside of the Building, and the location of the devices the Generator Equipment is intended to serve (the “Generator Equipment Plan “); and

49.1.2  during the Term to use and operate the Generator Equipment exclusively for the Licensed Use (as hereinafter defined); and

49.1.3 have such access to the Licensed Areas as may be necessary to accomplish the foregoing.

49.2  The Landlord is making the Licensed Areas available to the Tenant under the License granted hereby in the Licensed Areas’ present “AS IS” condition.  The Landlord makes no warranty or representation that the Licensed Areas are suitable for the Licensed Use.  The Tenant shall make whatever examination and study it deems necessary or appropriate to ascertain whether the Licensed Areas are suitable for the Tenant’s Licensed Use including the Licensed Area’s load bearing capacity.  The Tenant’s availing itself of any rights or incurring any obligations under or in connection with the License granted hereby shall be exclusively at the Tenant’s expense and risk.  The Tenant shall use the Generator Equipment exclusively to provide emergency electrical power to the Premises during periods of electrical power outages and for normal Generator Equipment maintenance purposes (the “Licensed Use”).  During the License, the Tenant shall:  (i) maintain and repair both the Generator Equipment and the Licensed Area; (ii) not damage the electrical or other systems or the structure of the Building or the Property or that of any tenant of Other Premises in the course of the installation, maintenance, operation, replacement, or removal of the Generator Equipment; (iii) not permit or suffer the electricity generated by the Generator Equipment to interfere with the regular distribution of electricity throughout the Building and the Property; (iv) not permit or suffer the electricity generated by the Generator Equipment to interfere with the communications, data or video wires or cables of any other person, or the signals carried thereby or by electromagnetic broadcast or with the computer equipment of any other person; and (v) comply with all applicable Federal, state and local statutes, rules, regulations and ordinances and with rulings and orders of any governmental authority with jurisdiction regarding the Generator Equipment or its installation, replacement, maintenance, removal or use.  Prior to installation the Tenant shall provide the Landlord with one complete copy of each of the Generator Equipment’s full specifications, installation manual, operational manual and any other manual provided by the manufacturer or installer and intended for the end user or its engineer.  The Licensed Area shall be exclusive to the Tenant.  Notwithstanding the foregoing sentence, at any time and from time to time during the Term, on at least thirty(30) days’ prior notice to the Tenant, the Landlord shall have the right, to relocate the Generator Equipment to another area on the Property which shall become the substitute Licensed Area, provided that the Tenant is able to continue to use the Generator Equipment for the Licensed Use pursuant to this section 49.  In the event that the Landlord shall exercise this right of relocation, the Landord shall remove, relocate and reinstall the Generator Equipment, all at the sole cost and expense of the Landlord.

49.3  Notwithstanding anything to the contrary set forth in this section 49, the Tenant shall:

49.3.1 not install any component of the Generator Equipment of such a size and weight that, in the reasonable opinion of the Landlord’s structural engineer, would require any structural reinforcement of the Property;

49.3.2 not remove, except to replace the Generator Equipment without the prior written consent of the Landlord, which consent may be withheld for any reason in the sole discretion of the Landlord; and

49.3.3 upon  termination of the Term, at the sole option of the Landlord, at the Tenant’s sole cost and expense, in compliance with all applicable environmental and other laws, rules and regulations, remove the Generator Equipment from the Licensed Areas and restore:  (i) any portions of the Licensed Areas, the Building and the Property damaged in the process, and (ii) the Licensed Areas substantially to their condition immediately prior to the commencement of the installation of the Generator Equipment.

3  As amended by this Amendment, the Lease continues in full force and effect as the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written.

LANDLORD:

CARNEGIE 504 ASSOCIATIES,

a New Jersey general partnership

By:  Boston Properties Limited Partnership,

        a general partner

        By:  Boston Properties, Inc.,

 its sole general partner

 By: /s/ Mitchell Landis

      Mitchell Landis

      Senior Vice President

TENANT:

Pharmanet, Inc.

By: /s/ John P. Hamill

Name:  John P. Hamill

Title:  VP&CFO